Exhibit 99.1

CAM Closed-End Funds: 3 Funds Announce Board Approval of Interim Investment

Management Contracts

Salomon Brothers Inflation Management Fund Inc.

Salomon Brothers Municipal Partners Fund Inc.

and

Salomon Brothers Variable Rate Strategic Fund Inc.

NEW YORK – (Business Wire) – December 1, 2005

On December 1, 2005, Citigroup Inc. (“Citigroup”) announced that it had completed the sale of substantially all of its asset management business, Citigroup Asset Management (“CAM”), to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment adviser (the “Manager”), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason.

Completion of the sale caused the Fund’s existing investment management contract (and existing sub-advisory contract, if applicable) to terminate. As of December 1, 2005, the Fund’s shareholders had not yet approved the new investment management contract (and new sub-advisory contract, if applicable). As a result, the Fund’s Board has approved an interim investment management contract (and interim sub-advisory contract, if applicable) with the Manager to ensure that the Fund’s assets continue to be managed without interruption. If a new management contract (or new sub-advisory contract) is not approved by April 30, 2006, the interim management contract (or interim sub-advisory contract) will terminate on that date. Management fees (including sub-advisory fees, if applicable) will be held in escrow and not paid to the Manager until shareholders approve the new management contract with the Manager (and approve the new sub-advisory contract, if applicable). If the shareholders do not approve the contracts, as applicable, the management fees held in escrow will be disbursed in accordance with applicable law.

Legg Mason’s sole business is asset management, with on-the-ground management capabilities located around the world and assets under management as of October 31, 2005 aggregating approximately $830 billion (including the combined assets of Legg Mason and Permal plus approximately $400 billion in managed assets acquired from Citigroup).

Under a licensing agreement between Citigroup and Legg Mason, the name of the Fund, and the names of investment advisers of the Fund, as well as all logos, trademarks and service marks related to Citigroup or any of its affiliates (“Citi Marks”) are licensed for use by Legg Mason and by the Fund. Citi Marks include, but are not limited to, “Salomon Brothers,” “Citi,” and “Citigroup Asset Management.” Legg Mason and its affiliates, as well as the Manager, are not affiliated with Citigroup. All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.

Legg Mason, Inc. is a global asset management firm, structured as a holding company. The firm is headquartered in Baltimore, Maryland.

Symbols:         GFY, IMF, MNP

Contact:	Brenda Grandell
Director, Closed-End Funds
Citigroup Asset Management
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Citigroup Asset Management
212-559-0104